Exhibit 10.6

[Cell Therapeutics, Inc. Letterhead]

March [    ], 2013

[                ]

Cell Therapeutics, Inc.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

Re:    Equity/Long-Term Incentive Award Agreement

Dear [                ]:

This letter agreement (this “Agreement”) sets forth the terms of your performance-based stock award granted by Cell Therapeutics, Inc. (the “Company”). The award shall be effective as of [                ], 2013 (the “Effective Date”) and is granted under and subject to the terms and conditions of the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Plan”). As described more fully below, the award consists of an award of restricted stock units that are payable upon vesting in shares of common stock of the Company (the “Common Stock”). The restricted stock units subject to the award are allocated to the various “Performance Goals” described below. The “Award Percentages” used to determine the number of restricted stock units payable with respect to each Performance Goal are set forth on Exhibit A to this Agreement.

The vesting of the award is subject to your continued employment with the Company or any of its subsidiaries through the first to occur of either of the following: (1) the Company’s achievement, on or after the Effective Date and on or before December 31, 2015 (the “Termination Date”), of the Performance Goal applicable to that portion of the award, or (2) the effective date of a “Change in Control” (as defined below) of the Company that occurs at any time on or after the Effective Date and on or before the Termination Date. Any portion of the award that does not become payable on or before the Termination Date (e.g., because no such Change in Control occurs and as to any Performance Goals that are not satisfied) will terminate on the Termination Date and you will have no further right with respect thereto or in respect thereof. Furthermore, except as expressly provided herein, should you cease to be employed by the Company or one of its subsidiaries, the award (to the extent a Change in Control does not occur before the date of such termination of employment, but regardless of any Performance Goals achieved prior to such termination of employment) will terminate on the date your employment by the Company or one of its subsidiaries ceases and you will have no further right with respect thereto or in respect thereof.

Vesting and Payment of Awards. Upon the occurrence of a “Performance Vesting Date” (as defined below) with respect to a “Performance Goal” described below, the award shall vest with respect to a number of shares of Common Stock determined by multiplying the “Award Percentage” corresponding to that particular Performance Goal as set forth on Exhibit A to this Agreement by the total number of outstanding shares of Common Stock, determined on a non-fully diluted basis, as of that particular applicable Performance Vesting Date (the “Vested

Shares”). The Vested Shares payable to you in connection with the achievement of a particular Performance Goal will be paid as soon as practicable after (and in all events within two and one-half months after) the date such Performance Goal is achieved.

Performance Goals. The Performance Goals are as follows:

(a)	completion of a Phase III trial for Pacritinib that satisfies the primary endpoint set forth in the statistical plan then in effect on or before December 31, 2015 (“Pacritinib Phase III”);

(b)	approval of a new drug application or a marketing authorization application for Pacritinib on or before December 31, 2015 (“Pacritinib Approval”);

(c)	approval of a new drug application for Opaxio on or before December 31, 2015 (“Opaxio NDA Approval”);

(d)	achievement by the Company of fiscal year sales equal to or greater than $50,000,000 with respect to any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2015 (the “$50M Sales Goal”);

(e)	achievement by the Company of fiscal year sales equal to or greater than $100,000,000 with respect to any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2015 (the “$100M Sales Goal”);

(f)	achievement by the Company of Cash Flow Break Even for any two consecutive fiscal quarters beginning on or after January 1, 2012 and ending on or before December 31, 2015 (the “Cash Flow Break Even”);

(g)	achievement by the Company of earnings per share in any fiscal year beginning on or after January 1, 2012 and ending on or before December 31, 2015 equal to or greater than $0.30 per share of Common Stock (the “EPS Goal”); and

(h)	achievement by the Company of a market capitalization of $1.0 billion or greater at any time during the period beginning on January 1, 2012 and ending on December 31, 2015 based on the average of the closing prices of the Common Stock over a period of five (5) consecutive trading days during such period (the “Market Cap Goal”).

For purposes of this Agreement, the “Performance Vesting Date” with respect to a Performance Goal shall be the day on which the Compensation Committee of the Company’s Board of Directors certifies and determines, in its reasonable discretion, that the applicable Performance Goal has been achieved. A Performance Goal will not be considered achieved for purposes of this Agreement unless and until the date on which the Compensation Committee certifies that it has been achieved. For purposes of clarity, if you become entitled to any payment of the award upon achievement of any Performance Goal set forth above, you shall not again become entitled to any additional payment with respect to that same Performance Goal if it is thereafter achieved by the Company again, but for as long as you continue to be employed by the Company or one of its subsidiaries through the applicable Performance Vesting Date(s) you will remain eligible for benefits with respect to any other Performance Goals that may be achieved.

Change in Control. Notwithstanding the foregoing, in the event a Change in Control of the Company occurs, and if you are then still employed by the Company or one of its subsidiaries, you will be entitled (subject to the provision below regarding the Market Cap Goal) to receive the full number of the Vested Shares with respect to any Performance Goal as to which the related Performance Vesting Date did not occur prior to the date of the Change in Control as though the Performance Goal had been fully achieved as of the time of the Change in Control. With respect to the Market Cap Goal in such circumstances (to the extent the related Performance Vesting Date did not occur before the date of the Change in Control): (i) you will receive the full number of the Vested Shares with respect to the Market Cap Goal only if the Company’s market capitalization based on the price per share of Common Stock in the Change in Control transaction (or, if there is no such price in the transaction, the last closing price of a share of the Common Stock (on the principal exchange upon which the Common Stock is then listed or admitted to trade) on the last trading day preceding the date of the Change in Control) equals or exceeds $1.0 billion (and, if the Company’s market capitalization as so determined is less than $1.0 billion, the entire portion of the award allocable to the Market Cap Goal shall be forfeited as of the date of the Change in Control). For purposes of clarity, you will have no right in connection with a Change in Control as to any Performance Goal as to which a Performance Vesting Date occurred before the date of the Change in Control (other than the right to payment of the related portion of the award as provided herein). Further, and notwithstanding anything else contained herein to the contrary, you will have no continuing right with respect to the award to the extent a Change in Control occurs and benefits under the award are deemed triggered by that Change in Control. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Plan, and shall only include the first Change in Control to occur, if any, following the Effective Date and prior to the Termination Date. If you become entitled to any payment of the award in connection with a Change in Control as provided above, you will receive such payment on or immediately prior to (and in all events not more than two and one-half months following) the Change in Control.

Section 280G. Notwithstanding anything contained in this Agreement, or in any other employment, severance or similar agreement between you and the Company to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to you, or for your benefit, under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in you retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if you received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). Unless you shall have given prior written notice (to the extent such a notice does not result in any tax liabilities under Section 409A of the Code) specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined below). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation. A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to you and the Company within five (5) days of the date of termination of your employment, if applicable, or such other time as requested by you or the Company (provided you reasonably believe that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by you with respect to any Benefits, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Benefits. Unless you provide written notice to the Company within ten (10) days of the delivery of the Determination to you that you dispute such Determination, the Determination shall be binding, final and conclusive upon you and the Company.

Continued Employment or Services; Rights Under Employment or Severance Agreement. Notwithstanding anything else contained herein to the contrary, to be eligible to receive any benefit pursuant to this Agreement, you must be employed by the Company or one of its subsidiaries through the applicable Performance Vesting Date or the date of a Change in Control, as applicable; provided, however, that nothing in this Agreement is intended to adversely affect any rights you may have with respect to the award under any employment or severance agreement between you and the Company or any of its affiliates (including any rights to accelerated vesting) in connection with such a termination of your employment; provided, further, that in the event of a Change in Control, the provisions above shall apply in determining the vesting of the Market Cap Goal portion of the award). Employment or services for a portion of the term of this Agreement, no matter how substantial a portion, shall not entitle you to any proportionate interest in any benefit hereunder under any circumstances except as expressly provided in any such agreement.

Subject to any written employment or severance agreement you may have with the Company (or any of its affiliates) and subject to applicable law, nothing contained in this Agreement constitutes an employment or service commitment by the Company (or any of its affiliates), affects your status as an employee at will who is subject to termination without cause at any time, or interferes in any way with the Company’s right (or the right of its affiliates) to change your compensation or other terms of employment at any time.

The award and any benefits you may be entitled to receive under this Agreement are not to be taken into account in determining your severance benefits, if any, under any employment or severance agreement or plan you may become entitled to in connection with a termination of your employment.

Rights as Stockholder. You will have no rights or privileges as a stockholder as to any other shares of Common Stock that may become payable under the award until such shares shall have been earned by you (as of the applicable Performance Vesting Date or Change in Control date) and have been actually issued by the Company and are held of record by you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).

Administration. The Company reserves the right, in its sole discretion, to determine whether a Performance Goal has been achieved and whether a Change in Control has occurred and to construe and interpret this Agreement setting forth your award opportunity. Unless the Company’s Board of Directors provides otherwise in advance of the occurrence of a Change in Control, the Board or the Compensation Committee may amend the terms of this Agreement at any time prior to the occurrence of any such Change in Control. Any interpretation or determination made by the Company with respect to such matters shall be final and binding and given the maximum deference permitted by law. In addition, the Company shall adjust such performance goals to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), any stock split, stock dividend or reverse stock split, or any complete or partial liquidation of the Company, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Company’s earnings, or (4) any other similar special circumstances. In addition, the shares subject to the award are subject to adjustment in certain circumstances pursuant to the Plan.

Without limiting the generality of the amendment authority pursuant to the preceding paragraph, if shares become payable to you pursuant to this Agreement and, at the time of payment, the number of shares then due to you (together with the number of shares then due under the Plan pursuant to any and all similar stock award agreements entered into by the Company under the Plan) exceeds the number of shares of Common Stock then available for issuance within the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan), the Company may proportionately reduce the number of shares that you (and the holders of any such similar stock award agreements) are entitled to such that the share limits of the Plan (after taking into account shares that the Company has reserved for purposes of then-outstanding stock options, restricted stock and similar awards under the Plan) are not exceeded.

Transferability. Neither the award, nor any benefit payable under, or interest in, this Agreement, or any Common Stock subject thereto (prior to the time such Common Stock has actually been issued) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this section shall prevent a transfer by you (as to any amount then due to you) by will or by applicable laws of descent and distribution.

Tax Withholding. The Company (or any of its subsidiaries) shall be entitled to require a cash payment by you or on your behalf and/or to deduct from other compensation payable to you (in respect of the award or otherwise) any sums required by federal, state or local tax law to be withheld with respect to the vesting or payment of the award. Upon any vesting or distribution of shares of Common Stock pursuant to the award, the Company may (but is not required to) permit you to elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 11 of the Plan and rules established by the Company, to have the Company withhold and/or reacquire shares of Common Stock issued or issuable in respect of the award at their Fair Market Value (as defined in the Plan) at the time of such vesting or distribution to satisfy any withholding obligations of the Company or its subsidiaries with respect to such vesting or distribution. Any election to have shares so held back and reacquired shall be subject to such rules and procedures as the Company may impose.

Governing Law. This Agreement shall be governed by the laws of the State of Washington.

Entire Agreement. This Agreement contains all of the terms and conditions of the award described above and supersedes all prior understandings and agreements, written or oral, between you and the Company or any of its respective affiliates with respect thereto. This Agreement may be amended only by a written agreement, signed by an authorized officer, that expressly refers to this Agreement.

Section 409A. The award reflected in this Agreement is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent and so as to avoid any tax, penalty or interest under Section 409A.

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If this Agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this Agreement below and returning it to me. A duplicate copy of this Agreement is included for your records.

Cell Therapeutics, Inc.

By:

Print Name: [ ]

Title: [ ]

Accepted and Agreed:

[ ]

Date:

EXHIBIT A

Performance Goal:	Pacritinib Phase III	Pacritinib Approval	Opaxio NDA Approval	Market Cap Goal	$50M Sales Goal	$100M Sales Goal	Cash Flow Break Even	EPS Goal
Award Percentage:	0.084%	0.169%	0.025%	0.225%	0.090%	0.180%	0.090%	0.037%